Exhibit 10.17

CONSENT AND SECOND AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Consent and Second Amendment to Loan and Security Agreement is entered into as of February 20, 2014 (this “Amendment”), by and between CITY NATIONAL BANK (“Bank”) and FIVE9, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of March 8, 2013, as amended by that certain First Amendment to Loan and Security Agreement dated as of October 18, 2013 (as the same may from time to time be further amended, modified, supplemented or restated, the “Agreement”).

Borrower has requested that Bank consent to certain indebtedness (the “Fifth Street Debt”) pursuant to a Loan and Security Agreement dated as of February 20, 2014 (the “Fifth Street Loan Agreement”) by and between Borrower, and FIVE9 ACQUISITION LLC, a Delaware limited liability company, and FIFTH STREET FINANCE CORP., a Delaware corporation (“Fifth Street”), and FIFTH STREET MEZZANINE PARTNERS V, L.P, a Delaware limited partnership (“FSMP”, and together with Fifth Street, the “Fifth Street Lenders”), and Bank has agreed to do so in accordance with this Amendment. Additionally, the parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Bank consents to Borrower’s entering into the Fifth Street Loan Agreement, the incurrence of the Fifth Street Debt pursuant thereto, the granting of a security interest in substantially all its personal property to secure its obligations under the Fifth Street Loan Agreement, and the repayment of the Fifth Street Debt to the extent permitted under the Subordination Agreement by and between the Fifth Street Lenders and Bank dated as of the date hereof (“Subordination Agreement”).

2. Borrower grants and pledges to Bank a continuing security interest in the Collateral, as described on Exhibit A hereto, to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of its covenants and duties under the Loan Documents. Borrower authorizes Bank to file such amendment to financing statements as Bank determines appropriate in connection with such grant, and to record the Intellectual Property Security Agreement entered into by and between Borrower and Bank, dated as of the date herewith (the “IPSA”), as further evidence of Bank’s Lien in the Collateral.

3. The following terms are added to Section 1.1 or amended, as follows:

“FSMP” means FIFTH STREET MEZZANINE PARTNERS V, L.P, a Delaware limited partnership.

“Fifth Street” means FIFTH STREET FINANCE CORP., a Delaware corporation.

“Fifth Street Debt” means all indebtedness incurred by Borrower pursuant to the Fifth Street Loan Agreement.

“Fifth Street Lenders” means Fifth Street and FSMP.

“Fifth Street Loan Agreement” means that certain Loan and Security Agreement dated as of February 20, 2014 by and between Borrower, and FIVE9 ACQUISITION LLC, a Delaware limited liability company, and Fifth Street and FSMP.

“Second Amendment Date” means February 20, 2014.

4. Clause (e) of the defined term, “Permitted Indebtedness”, is amended in its entirety to read as follows:

(e) Subordinated Debt, including but not limited to, the Fifth Street Debt.

5. Clause (k) is added to the defined term “Permitted Lien” as follows:

(k) Liens securing the obligations of Borrower and its Subsidiaries under the Fifth Street Loan Agreement.

6. Section 6.11 (Intellectual Property Rights) is amended in its entirety to read as follows:

6.11 Registration of Intellectual Property Rights

(i) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(ii) Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(iii) shall (i) give Bank not less than 15 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(iv) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property.

(v) Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights that are material to its business, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(vi) Bank may audit Borrower’s Intellectual Property to confirm compliance with this Section 6.11, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.11 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.11.

(vii) Borrower shall promptly notify Bank in writing of any event which may be reasonably expected to materially and adversely affect the value, utility of, or Borrower’s claim of ownership in or right to use any of the material Intellectual Property.

7. Section 6.12 (Further Assurances) is amended in its entirety to read as follows:

6.12 Further Assurances.

At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to affect the purposes of this Agreement.

In the event Borrower acquires an interest in real property after the Second Amendment Date, Borrower shall deliver to Bank a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Bank, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Bank.

As a condition to granting to any Person a Lien in any property in which Bank does not have a first priority security interest, Borrower shall first grant a Lien to Bank in such property, and take such actions at Borrower’s expense as Bank reasonably requests to perfect and maintain the first priority of such Lien.

8. A new Section 7.12 (Intellectual Property) is added to the Agreement to read as follows:

7.12 Intellectual Property

(a) Borrower shall not amend or permit the amendment of any Intellectual Property licenses in a manner that could materially impair the value of the Intellectual Property or the Lien on and security interest in the Intellectual Property created therein by this Agreement or any Loan Documents.

(b) Borrower shall not incorporate into any proprietary software licensed or distributed by Borrower that is material to generating revenue any third-party code that is licensed pursuant to any open source license, in a manner that would require or condition the use or distribution of such software on, the disclosing, licensing or distribution of any Borrower source code.

(c) Borrower shall not enter into any Intellectual Property license material to the conduct of the business of Borrower unless Borrower has used commercially reasonable efforts to permit the assignment of or grant of a security interest in such license to Bank.

9. Exhibit A attached to the Agreement is replaced with Exhibit A attached hereto.

10. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

11. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (except to the extent such representations or warranties relate to a specific date), and that no Event of Default has occurred and is continuing.

12. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

13. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a) this Amendment;

(b) the Subordination Agreement;

(c) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(d) UCC National Form Financing Statement amendments;

(e) the IPSA;

(f) an Affirmation and Amendment of Guaranty;

(g) a copy of the Fifth Street Loan Agreement and all ancillary documents thereto, as in effect as of the Second Amendment Date;

(h) payment of a fee of $32,500; and

(i) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

FIVE9, INC.

By:	/s/ David Hill

Name:	David Hill

Title:	VP Finance

CITY NATIONAL BANK

By:	/s/ Larry Sherman

Name:	Larry Sherman

Title:	Vice President

DEBTOR: SECURED PARTY:	FIVE9, INC. CITY NATIONAL BANK

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, securities accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include:

(x) any Equipment not financed by Bank or rights of Borrower as a licensee to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral; and provided further that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which shall at all times constitute “Collateral”; and provided further that any Equipment financed by Bank will at all times constitute “Collateral”; and

(y) voting equity interests in a controlled foreign corporation (as defined in the United States Internal Revenue Code) solely to the extent such equity interests represents more than 65% of the total combined voting power of all classes of equity interests of such controlled foreign corporation.